UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2008

State Bancorp, Inc.
(Exact name of registrant as specified in its charter)

New York	001-14783	11-2846511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Jericho Plaza
Jericho, NY 11753
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (516) 465-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01       OTHER EVENTS

On November 12, 2008, Moody’s Investors Service downgraded from Baa3 to B2 adjustable rate TPREF Funding III, Ltd., Class B-2 bond, due 2033, a collateralized debt obligation backed by a portfolio of bank only trust preferred securities.  State Bank of Long Island (the “Bank”), the wholly-owned subsidiary of State Bancorp, Inc. (the “Company”), holds this security in its “available-for-sale” investment portfolio.  The security was purchased by the Bank in February 2004.  As most recently reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, the amortized cost of this security was $10 million as of September 30, 2008 and the estimated fair market value was $1.5 million.  As part of management’s quarterly impairment evaluation of the available-for-sale investment portfolio, management deemed the decline in fair value of this security as temporary at that time.  Thus, in accordance with SFAS No. 115, the decline in fair value was excluded from the third quarter income statement and reported net of tax as a part of “accumulated other comprehensive loss” as a separate component of stockholders’ equity.

The security is currently performing and remains over-collateralized.  Management maintains a credit file on the security and regularly monitors the financial trends of the underlying issuers.  As a result of the downgrade of the security to below investment grade, management is evaluating whether an impairment charge with respect to the security will be required under SFAS No. 115 and anticipates making its decision on the accounting treatment of the security by the end of the fourth quarter.  If an income statement accounting charge resulting from the decrease in fair value of the security is taken due to an other than temporary impairment, it will have a minimal impact on the Company’s reported capital position, which, together with the Bank, would continue to exceed the levels required to be designated as well capitalized by banking regulations.  Such a charge would represent a non-cash expense with the resulting loss being accreted back into income over the remaining life of the investment if it continues to perform according to its contractual terms.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2008	State Bancorp, Inc.

	By:	/s/ Brian K. Finneran
Brian K. Finneran Chief Financial Officer